Exhibit 99.1

EARNINGS RELEASE

Investor and Media Contacts:
Kelly Loeffler, VP, Investor Relations & Corp. Communications
IntercontinentalExchange
770-857-4726
kelly.loeffler@theice.com

Melanie Shale, Director of Investor & Public Relations
IntercontinentalExchange
770-857-2532
melanie.shale@theice.com

IntercontinentalExchange Reports 26% Increase in 2010 Net Income Attributable
to ICE to a Record $398 Million on Record Revenues of $1.15 Billion

●	4Q10 Adjusted Diluted EPS of $1.35; 4Q10 Diluted EPS up 19% to $1.34
●	4Q10 Revenues Up 11% to $285 MM; 4Q10 Operating Income Up 28% to $159 MM

ATLANTA, GA (February 9, 2011) -- IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of regulated global exchanges, clearing houses and over-the-counter (OTC) markets, today reported consolidated revenues of $285 million in the fourth quarter of 2010, an increase of 11% from fourth quarter 2009 revenues of $257 million. Consolidated net income attributable to ICE for the fourth quarter grew 18% to $99 million from $84 million in the prior fourth quarter. Diluted earnings per share (EPS) in the fourth quarter were $1.34, up 19% from fourth quarter 2009 diluted EPS of $1.13.

For the fourth quarters ended December 31, 2010 and 2009, certain items were included in ICE’s operating results that management believes are not indicative of normal operating performance.  Excluding these items from fourth quarter results, fourth quarter 2010 net income attributable to ICE increased 19% to $100 million. Adjusted diluted EPS increased 21% to $1.35 in the fourth quarter of 2010.

For the year ended December 31, 2010, ICE reported consolidated revenues of $1.15 billion, the seventh consecutive year of record revenues and an increase of 16% from $995 million in 2009. Consolidated 2010 net income attributable to ICE grew 26% to a record $398 million, from $316 million in 2009, and diluted EPS increased 25% to $5.35 from $4.27. Consolidated cash flow from operations grew 10% from the prior year to a record $534 million in 2010.

“As part of our commitment to our customers and shareholders, ICE consistently leads in terms of execution on new opportunities and growth despite an uncertain economic and regulatory environment,” said ICE Chairman and CEO Jeffrey C. Sprecher. “We are serving the rising demands for risk management in global commodities and derivatives with our transparent markets and global clearing houses. With products that are globally relevant such as our flagship Brent crude and gasoil futures contracts, we are addressing risk management requirements and we will continue to bring innovation, growth and security to our customers and markets.”

Scott Hill, ICE SVP and CFO, said: “Once again in 2010, we delivered record revenues and earnings. The strength in our commodities business continues into 2011, and we continue to expand our trading, clearing and processing services for market participants world-wide. Our spending discipline, solid balance sheet and strong cash flow allow ICE to continue to invest in an expanded range of services for our customers, while delivering sector-leading growth and returns on capital.”

Fourth Quarter 2010 Results
Consolidated revenues grew 11% to $285 million in the fourth quarter of 2010, from $257 million in the fourth quarter of 2009. Quarterly consolidated transaction and clearing fee revenues increased 10% to $251 million, compared to $229 million in the fourth quarter of 2009. The growth in transaction and clearing fee revenues was driven primarily by strong trading volume in ICE’s futures segment, new products and growth in the credit default swaps (CDS) clearing business.

Transaction and clearing fee revenues in ICE’s futures segment totaled $127 million in the fourth quarter of 2010, an increase of 24% from $102 million in the fourth quarter of 2009. Consolidated average daily volume in ICE’s futures segment in the fourth quarter was 1,265,388 contracts, up 21% compared to the same period of 2009.

Transaction and clearing fee revenues in ICE’s global OTC segment were $125 million in the quarter, compared to $127 million in the fourth quarter of 2009. Average daily commissions (ADC) for ICE’s OTC energy business in the fourth quarter were $1.33 million, flat compared to the fourth quarter of 2009. Cleared contracts accounted for 96% of OTC energy contract volume during the fourth quarter of 2010. In ICE’s credit derivatives business, fourth quarter revenues totaled $38 million, comprised of $22 million from Creditex and $15 million from CDS clearing.

Consolidated market data revenues were a record $28 million in the fourth quarter of 2010, an increase of 10% from $25 million in the year-ago quarter. Consolidated other revenues were $6 million, compared to $2 million in the fourth quarter of 2009.

Consolidated operating expenses declined 5% to $126 million in the fourth quarter, compared to $133 million in the fourth quarter of 2009. This decrease is primarily attributable to a $12 million decline in compensation and benefits expenses, offset by an increase in selling, general and administrative expenses, and depreciation and amortization expenses. Depreciation and amortization expense increased primarily as a result of additional amortization expenses recorded on the intangible assets associated with our acquisitions. Selling, general and administrative expenses increased primarily due to the Climate Exchange plc (CLE) expenses following its acquisition in July 2010, and additional technology hosting and hardware and software support expenses resulting from the growth of our business.

Consolidated operating income in the fourth quarter of 2010 increased 28% to $159 million, compared to $124 million in the prior-year quarter. Operating margin was 56%, compared to 48% in the prior fourth quarter. The effective tax rate for the quarter was 32%, compared to 36% in the fourth quarter of 2009.

Full-Year 2010 Results
For the year ended December 31, 2010, consolidated revenues were $1.15 billion, an increase of 16% from $995 million in 2009. Consolidated transaction and clearing revenues grew 16% to $1.02 billion from $884 million in 2009. The growth in transaction and clearing revenues was driven primarily by higher trading volume in the ICE Brent crude and ICE Gasoil futures contracts, by OTC energy commissions, and by an increase in CDS clearing revenues, which offset a decline in CDS execution revenues.

Transaction and clearing fee revenues in ICE’s futures segment totaled $504 million in 2010, up 23% from $410 million in 2009. Volume in ICE’s futures segment grew 25% from 2009, reaching a record 329 million contracts. ADV in 2010 grew 26% to 1,305,553 contracts. ICE Futures Europe and ICE Futures U.S. established their 13th and eighth consecutive annual volume records, respectively.

Transaction and clearing fee revenues in ICE’s global OTC segment grew 10% in 2010, to $520 million, compared to $475 million in 2009. ADC for ICE’s OTC energy business were a record $1.37 million in 2010, an increase of 14% from 2009 ADC of $1.20 million, and marked the seventh consecutive year of record ADC. Cleared contracts accounted for 95% of OTC energy contract volume throughout 2010, compared to 94% during 2009. Revenues from ICE’s CDS execution and clearing businesses totaled $166 million in 2010, comprised of $106 million from Creditex and $60 million from global CDS clearing. Through February 4, 2011, ICE’s CDS clearing houses have cleared $15.4 trillion in gross notional value, including $10 trillion cleared during 2010.

Consolidated market data revenues during 2010 grew 7% to $109 million, from $102 million in 2009.

Consolidated operating expenses increased 3% in 2010 to $498 million, compared to $482 million in 2009. The increase primarily resulted from a $10 million increase in depreciation and amortization expenses, and a $4 million increase in acquisition-related transaction costs.

Consolidated operating income for 2010 increased 27% to $652 million, compared to $513 million in 2009. Operating margin was 57% for the year ended December 31, 2010, up from 52% in 2009.

The effective tax rates for 2010 and 2009 were 33% and 36%, respectively.

Consolidated cash flow from operations was $534 million, up 10% from $487 million in 2009. Capital expenditures for 2010 were $22 million, compared to $24 million in 2009. Capitalized software development costs totaled $26 million for the full year, compared to $20 million in 2009. Capital expenditures primarily related to hardware purchases required for development and expansion of our electronic platforms, hosting and clearing houses.

Unrestricted cash and short-term investments were $624 million as of December 31, 2010. At the end of 2010, ICE had $579 million in outstanding debt.

Guidance and Additional Information
●	ICE had 933 employees as of December 31, 2010. In 2011, headcount is expected to increase between 6% and 10%, excluding any personnel additions relating to merger and acquisition activity.

●	ICE expects 2011 non-cash compensation expenses to be in the range of $46 million to $50 million, assuming the achievement of certain Board-approved financial objectives at target levels.
●	ICE currently expects 2011 CDS clearing revenues to increase 15-20% over 2010 revenues.
●
ICE expects 2011 capital expenditures, including capitalized software development costs, in the range of $50 million to $55 million, driven by continued investments in trading and clearing technology and data centers.

●	ICE expects depreciation and amortization for 2011 in the range of $132 million to $138 million.
●	ICE expects interest expense in the range of $6 million to $8 million per quarter for 2011, starting at the high end of the range in the first quarter and declining in each subsequent quarter.
●	ICE’s consolidated tax rate is expected to be in the range of 32% to 35% for 2011.
●
ICE's diluted share count for the first quarter of 2011 is expected to be in the range of 74.2 million to 75.2 million weighted average shares outstanding, and the diluted share count for fiscal year 2011 is expected to be in the range of 74.1 million to 75.1 million weighted average shares outstanding.

●	Approximately $210 million remains in ICE’s existing share repurchase program.

Earnings Conference Call Information
ICE will hold a conference call today, February 9, at 8:30 a.m. ET to review its full year and fourth quarter 2010 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing 877-591-4956 if calling from the United States, or 719-325-4789 if dialing from outside of the United States. To participate by telephone, please call ten minutes prior to the start of the call.

The call will be archived on the company's website for replay. A telephone replay of the earnings call will also be available at 888-203-1112 for callers within the United States and at 719-457-0820 for callers outside of the United States. The passcode for the replay is 7103480. Beginning with ICE’s first quarter 2011 earnings call, the company will no longer offer telephone replays of its earnings calls. All earnings calls will continue to be available on the ICE website.

Historical futures volume and OTC commission data can be found at:
http://ir.theice.com/supplemental.cfm

About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe® hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S.® and ICE Futures Canada® list agricultural, currencies and Russell Index markets. ICE® is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 70 countries. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, IntercontinentalExchange & Design, ICE, ICE and block design ICE Futures Europe, ICE Clear Europe, and European Climate Exchange (ECX). All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml

Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: our business environment and industry trends; conditions in global financial markets; domestic and international economic conditions; volatility in commodity prices; changes in laws and regulations; increasing competition and consolidation in our industry; our ability to identify and effectively pursue acquisitions and strategic alliances and successfully integrate the companies we acquire on a cost-effective basis; the success of our clearing houses and our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions; technological developments, including clearing developments; the accuracy of our cost estimates and expectations, including, without limitation, those set forth in this press release under “Financial Guidance and Additional Information”; our belief that cash flows will be sufficient to service our debt and fund our working capital needs and capital expenditures at least through the end of 2012; our ability to develop new products and services; protecting our intellectual property rights; not violating the intellectual property rights of others; potential adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; identification of trends and how they will impact our business; and our ability to gain access to comparable products and services if our key technology contracts were terminated. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s most recent Annual Report on Form 10-K for the year ended December 31, 2010, which is expected to be filed with the SEC on February 9, 2011. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Financial Statements

Consolidated Statements of Income
(In thousands, except per share amounts)

	Year Ended December 31,		Three Months Ended December 31,
	2010	2009	2010	2009
			(Unaudited)
Revenues:
Transaction and clearing fees, net	$1,023,454	$884,473	$251,430	$229,172
Market data fees	109,175	101,684	27,608	25,194
Other	17,315	8,631	5,985	2,188
Total revenues	1,149,944	994,788	285,023	256,554

Operating expenses:
Compensation and benefits	236,649	235,677	56,953	69,446
Professional services	32,597	35,557	7,757	9,649
Acquisition-related transaction costs	9,996	6,139	934	—
Selling, general and administrative	97,244	93,439	27,456	24,982
Depreciation and amortization	121,209	111,357	33,342	28,607
Total operating expenses	497,695	482,169	126,442	132,684
Operating income	652,249	512,619	158,581	123,870
Other income (expense):
Interest and investment income	2,313	1,961	769	708
Interest expense	(29,765)	(22,922)	(7,641)	(6,387)
Other income (expense), net	(14,655)	2,047	(1,359)	11,210
Total other income (expense), net	(42,107)	(18,914)	(8,231)	5,531
Income before income taxes	610,142	493,705	150,350	129,401
Income tax expense	202,375	179,551	48,541	46,409
Net income	$407,767	$314,154	$101,809	$82,992
Net (income) loss attributable to noncontrolling interest	(9,469)	1,834	(2,677)	1,262
Net income attributable to IntercontinentalExchange, Inc.	$398,298	$315,988	$99,132	$84,254

Earnings per share attributable to IntercontinentalExchange, Inc. common shareholders:
Basic	$5.41	$4.33	$1.35	$1.15
Diluted	$5.35	$4.27	$1.34	$1.13
Weighted average common shares outstanding:
Basic	73,624	72,985	73,205	73,275
Diluted	74,476	74,090	74,177	74,510

Consolidated Balance Sheets
(In thousands)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$621,792	$552,465
Short-term restricted cash	75,113	81,970
Short-term investments	1,999	2,005
Customer accounts receivable, net	114,456	109,068
Margin deposits and guaranty funds	22,712,281	18,690,238
Prepaid expenses and other current assets	50,137	24,105
Total current assets	23,575,778	19,459,851
Property and equipment, net	94,503	91,735
Other noncurrent assets:
Goodwill	1,916,055	1,465,831
Other intangible assets, net	890,818	702,460
Long-term restricted cash	144,174	123,823
Long-term investments	—	23,492
Other noncurrent assets	20,931	17,683
Total other noncurrent assets	2,971,978	2,333,289
Total assets	$26,642,259	$21,884,875

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$65,162	$57,288
Accrued salaries and benefits	53,769	52,185
Current portion of licensing agreement	18,268	15,223
Current portion of long-term debt	252,750	99,000
Income taxes payable	6,307	23,327
Margin deposits and guaranty funds	22,712,281	18,690,238
Other current liabilities	18,847	30,571
Total current liabilities	23,127,384	18,967,832
Noncurrent liabilities:
Noncurrent deferred tax liability, net	268,249	181,102
Long-term debt	325,750	208,500
Noncurrent portion of licensing agreement	60,325	73,441
Other noncurrent liabilities	43,786	20,353
Total noncurrent liabilities	698,110	483,396
Total liabilities	23,825,494	19,451,228

EQUITY
IntercontinentalExchange, Inc. shareholders’ equity:
Common stock	785	776
Treasury stock, at cost	(453,822)	(349,646)
Additional paid-in capital	1,745,424	1,674,919
Retained earnings	1,447,423	1,049,125
Accumulated other comprehensive income	37,740	24,558
Total IntercontinentalExchange, Inc. shareholders’ equity	2,777,550	2,399,732
Noncontrolling interest in consolidated subsidiaries	39,215	33,915
Total equity	2,816,765	2,433,647
Total liabilities and equity	$26,642,259	$21,884,875

Non-GAAP Financial Measures and Reconciliation

Below we provide adjusted net income attributable to ICE and adjusted earnings per share attributable to ICE as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. We believe that our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparison of results because the items described below do not reflect historical operating performance. These measures are not in accordance with, or an alternative to, U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We strongly recommend that investors review the GAAP financial measures included in this Annual Report on Form 10-K, including our consolidated financial statements and the notes thereto.

When viewed in conjunction with our GAAP results and the accompanying reconciliation, we believe these adjusted measures provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone. Our management uses these measures to evaluate operating performance and management decisions made during the reporting period by excluding certain items that we believe have less significance on, or do not impact, the day-to-day performance of our business. We understand that analysts and investors regularly rely on non-GAAP financial measures, such as adjusted net income and adjusted earnings per share, to assess operating performance. We use adjusted net income attributable to ICE and adjusted earnings per share because they more clearly highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our operating performance.

Adjusted net income attributable to ICE for the periods presented below is calculated by adding net income attributable to ICE and various charges that are not routine operating expenses and gains, and their related income tax effects. We do not believe these items are representative of our future operating performance since these charges and gains were not consistent with our historical and normal operating performance.

The following table reconciles net income attributable to ICE to adjusted net income attributable to ICE and calculates adjusted earnings per share for the periods presented below. Adjusted earnings per share is calculated as adjusted net income attributable to ICE divided by the weighted average common shares outstanding.

	Year Ended December 31, 2010	Three Months Ended December 31, 2010	Year Ended December 31, 2009	Three Months Ended December 31, 2009
	(In thousands, except per share amounts)

Net income attributable to ICE..	$398,298	$99,132	$315,988	$84,254
Add: Loss on hedge related to CLE acquisition	15,080	—	—	—
Add: Acquisition-related transaction costs	9,996	934	6,139	—
Add: Severance costs relating to acquisitions	5,965	249	6,788	3,886
Add: NCDEX impairment costs	—	—	9,276	—
Add: Other cost method investment impairment costs	—	—	6,083	6,083
Add: Certain state and sales tax adjustments	—	—	5,623	5,623
Add: Lease termination and asset disposal costs	—	—	2,980	—
Less: LCH.Clearnet gain on sale of stock	—	—	(17,172)	(17,172)
Less: Net gain on initial 4.8% ownership of CLE	(1,825)	—	—	—
Add/(Less): Income tax expense (benefit) effect related to the items above	(6,614)	(465)	(2,056)	945
Adjusted net income attributable to ICE.	$420,900	$99,850	$333,649	$83,619
Earnings per share attributable to ICE common shareholders:
Basic	$5.41	$1.35	$4.33	$1.15
Diluted	$5.35	$1.34	$4.27	$1.13
Adjusted earnings per share attributable to ICE common shareholders:
Adjusted basic	$5.72	$1.36	$4.57	$1.14
Adjusted diluted	$5.65	$1.35	$4.50	$1.12
Weighted average common shares
outstanding:
Basic	73,624	73,205	72,985	73,275
Diluted	74,476	74,177	74,090	74,510

During the year and three months ended December 31, 2010, we recognized costs associated with our acquisition of the Climate Exchange plc (CLE), including the currency hedge purchased at the time of the transaction announcement, a net gain on the sale of our CLE investment, acquisition-related transaction costs and acquisition-related employee severance costs. During the year ended December 31, 2009, we recognized impairment losses related to our investment in the National Commodity and Derivatives Exchange of India (NCDEX). During the year and three months ended December 31, 2009, we recognized a gain on the sale of our LCH.Clearnet cost method investment, wrote off two other cost method investments, recognized various state and sales tax liabilities and also recognized severance costs throughout the year related to The Clearing Corporation (TCC) acquisition. During the first three quarters of 2009, we also recognized acquisition-related transaction costs relating to the TCC acquisition and costs relating to a lease termination and fixed asset disposals. The tax effects of these items were calculated by applying specific legal entity and jurisdictional marginal tax rates.

ICE-CORP